Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES PRELIMINARY ESTIMATES OF CERTAIN FINANCIAL RESULTS FOR ITS SECOND QUARTER 2025

Chicago, IL – July 15, 2025 – OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced preliminary estimates of certain financial results for the quarter ended June 30, 2025.
PRELIMINARY ESTIMATES OF CERTAIN FINANCIAL RESULTS
•Management’s unaudited estimate of the range of our net asset value per share of our common stock at June 30, 2025 is between $10.86 and $10.96. This compares to a net asset value per common share of $11.97 at March 31, 2025.
•Management’s unaudited estimate of the range of our net investment income per share of our common stock for the quarter ended June 30, 2025 is between $0.23 and $0.27. This compares to net investment income per share of $0.26 for the quarter ended March 31, 2025.
•No new loans were placed on non-accrual status in the second quarter.
•Principal amounts of our outstanding borrowings were as follows (in millions):

	As of June 30, 2025	As of March 31, 2025
Revolving lines of credit	$63.4	$68.1
Unsecured Notes*	180.0	180.0
Total debt	$243.4	$248.1
* On July 11, 2025, we caused notices to be issued to the holders of the 4.75% unsecured notes due February 10, 2026 (the “Unsecured Notes due 2026”) regarding the exercise of our option to redeem a portion of the issued and outstanding Unsecured Notes due 2026. On August 11, 2025, we will redeem $25.0 million in aggregate principal amount of the $125.0 million outstanding Unsecured Notes due 2026, plus accrued interest and any required make-whole premium payment.
•At June 30, 2025, we had $10.2 million in cash and cash equivalents and an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California, as well as an unused commitment of $86.6 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants.
The preliminary estimates of second quarter 2025 financial information and results furnished above are based on management’s preliminary determinations and current expectations, and such information is inherently uncertain. The preliminary estimates provided herein have been prepared by, and are the responsibility of, management and are subject to completion of customary quarter-end closing and review procedures and third-party review, including the determination of the fair value of OFS Capital’s portfolio investments. As a result, actual results could differ materially from the current preliminary estimates based on adjustments made during OFS Capital’s quarter-end closing and review procedures and third-party review, and OFS Capital’s reported information in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 may differ from this information, and any such differences may be material. In addition, the information furnished above does not include all of the information regarding OFS Capital’s financial condition and results of operations for the quarter ended June 30, 2025 that may be important to readers. As a result, readers are cautioned not to place undue reliance on the information furnished in this press release and should view this information in the context of OFS Capital’s full second quarter 2025 results when such results are disclosed by OFS Capital in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. The information furnished in this press release is based on OFS Capital’s management’s current expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information.
The preliminary financial estimates provided herein have been prepared by, and are the responsibility of OFS Capital Corporation’s management. KPMG LLP has not audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
This report may contain forward-looking statements that involve substantial risks and uncertainties, including the future operating results of OFS Capital. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

1 Registration does not imply a certain level of skill or training

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